Exhibit 99.1

FOR IMMEDIATE RELEASE

August 16, 2004

VALSPAR ANNOUNCES THIRD QUARTER EARNINGS

MINNEAPOLIS, MINNESOTA – The Valspar Corporation (NYSE-VAL), a leading paint and coatings manufacturer, today reported net income for the third quarter ended July 30, 2004 of $44,913,000, up 12.0% from net income of $40,114,000 for the comparable period last year. Diluted earnings were $0.85 per share, versus $0.77 reported a year ago. Sales for the quarter increased 9.6% to $655,598,000, compared to $598,179,000 last year.

Net income for the first nine months of fiscal 2004 was $102,389,000 or $1.94 per diluted share, compared with $87,889,000 or $1.70 per diluted share for the same period a year ago. Sales for the first nine months increased 10.2% to $1,795,576,000 compared to $1,628,920,000 during the comparable period a year ago.

Commenting on the third quarter and the outlook for the fourth quarter, Richard M. Rompala, Chairman and Chief Executive Officer, said, “This quarter’s results included a charge of two cents per share for the closure and sale of a manufacturing facility. Core sales growth was strong across all our product lines, particularly industrial and architectural coatings. We have initiated pricing action in all of our businesses, but raw material cost pressures have intensified. While we continue to implement cost reduction measures and productivity improvements, the acceleration in raw material costs has outpaced our pricing actions. As a consequence, we expect this year’s fourth quarter earnings to be flat to up slightly compared with last year’s fourth quarter earnings of $0.76 per share, which excludes last year’s fourth quarter charge of $0.29 per share.

“We recently announced two growth initiatives which will be additive to next year’s earnings. On August 4th we acquired the forest products business of Associated Chemists, Inc. Their $28 million wood coatings product line is a great fit with our existing building products business. Last week we announced a strategic alliance with The Quikrete® Companies, the leading name in concrete, to manufacture and market a complete line of premium concrete coatings. We believe the Quikrete Professional Concrete Coatings brand will develop a strong position in the home improvement industry.”

For further information, contact Deborah D. Weiss, Vice President and Treasurer of Valspar at 612-375-7302.

Note: Valspar will host a conference call on Monday, August 16th at 10:00 AM CDT. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 12:30 PM, using access code 740501.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future significant acquisitions, including risks of adverse changes in the results of acquired businesses, risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; changes in the Company’s relationships with customers and suppliers; unusual weather conditions that might adversely affect sales; changes in raw materials pricing and availability; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

THE VALSPAR CORPORATION
COMPARATIVE CONSOLIDATED EARNINGS
For the Quarters Ended July 30, 2004 and July 25, 2003

	Third Quarter		Year-To-Date
(Dollars in thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

	2004	2003	2004	2003

Net Sales	$655,598	$598,179	$1,795,576	$1,628,920
Cost of Sales	446,925	403,908	1,224,584	1,113,084
Operating Expenses	123,969	117,254	372,181	338,021

Income From Operations	84,704	77,017	198,811	177,815
Interest Expense	10,264	11,077	31,244	34,403
Other Expense, Net	1,999	1,240	2,424	1,655

Income Before Income Taxes	72,441	64,700	165,143	141,757
Income Taxes	27,528	24,586	62,754	53,868

Net Income	$44,913	$40,114	$102,389	$87,889

Net Income per Common Share-basic	$0.87	$0.79	$2.00	$1.75
Net Income per Common Share-diluted	$0.85	$0.77	$1.94	$1.70

Average Number of Shares O/S-basic	51,329,237	50,500,156	51,145,705	50,365,736
Average Number of Shares O/S-diluted	52,697,725	51,889,457	52,723,204	51,783,890

THE VALSPAR CORPORATION CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	July 30, 2004	Oct. 31, 2003	July 25, 2004

	(Unaudited)		(Unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$49,105	$41,589	$20,625
Accounts Receivable, Net	436,198	385,178	411,088
Inventories	213,047	192,251	208,698
Other	117,659	119,813	103,340

Total Current Assets	816,009	738,831	743,751
Goodwill, Net	1,002,520	961,915	957,615
Other Assets, Net	402,203	381,559	389,200
Property, Plant & Equipment, Net	415,126	414,219	410,934

Total Assets	$2,635,857	$2,496,524	$2,501,500

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable to Banks	$61,243	$26,727	$47,689
Trade Accounts Payable	233,512	202,713	201,885
Income Taxes	62,311	48,458	54,032
Accrued Liabilities	235,390	253,165	232,615

Total Current Liabilities	592,456	531,063	536,221
Long Term Debt	707,435	749,199	818,104
Deferred Liabilities	358,748	346,945	302,661
Stockholders’ Equity	977,216	869,317	844,514

Total Liabilities and Stockholders’ Equity	$2,635,857	$2,496,524	$2,501,500